Exhibit 99.1

FOR IMMEDIATE RELEASE

Schmitt Industries Announces Fourth Quarter and Fiscal Year 2012 Operating Results

Company Achieves Record Revenue

July 10, 2012	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and the year ended May 31, 2012. Sales for the three months ended May 31, 2012 increased $1,078,991, or 33.2%, to $4,332,815 compared to $3,253,824 for the same period last year. Sales in the Balancer segment for the fourth quarter decreased $198,646, or 8.5%, to $2,150,601 from $2,349,247 in the fourth quarter of the prior year while sales in the Measurement segment increased $1,277,637, or 141.2%, to $2,182,214 from $904,577 in the fourth quarter of the prior year. Net income for the fourth quarter ended May 31, 2012 was $5,948, or $.00 per diluted share, compared to net income of $58,190, or $.02 per diluted share, for the same period last year.

Sales for the year ended May 31, 2012 increased $2,944,163, or 25.6%, to $14,437,022 compared to $11,492,859 for the year ended May 31, 2011. For the year ended May 31, 2012, sales in the Balancer segment increased $1,253,829, or 15.7%, to $9,265,008 compared to $8,011,179 for the year ended May 31, 2011. Sales in the Measurement segment increased $1,690,334, or 48.5%, in the year ended May 31, 2012 to $5,172,014 compared to $3,481,680 in the year ended May 31, 2011. Net income for the year ended May 31, 2012 was $77,421, or $.03 per diluted share, compared to a net loss of $205,383, or $.07 per diluted share, for the year ended May 31, 2011.

Gross margins for the fourth quarter and the year ended May 31, 2012 decreased as compared to the same periods in the prior year due primarily to increasing inventory reserves for an end-of-life SBS product and higher labor and overhead costs associated with the higher sales volumes, offset by a reduction in inventory components costs. Operating expenses decreased during the fourth quarter of the current year primarily due to lower stock-based compensation and lower personnel costs offset by higher commissions related to the increased sales, higher sales and marketing expenses and higher research and development expenses. Operating expenses increased during Fiscal 2012 as compared to the previous year primarily due to higher personnel costs, higher commissions related to the increased sales and higher sales and marketing expenses, offset by lower research and development expenses.

“We are very pleased with the record revenues we achieved for the fourth quarter and the year,” Commented Wayne A. Case, CEO of Schmitt Industries, Inc. In particular, we benefited from a large sale of our Acuity® laser sensor product lines and we also shipped over 1,100 of our Xact® tank measurement systems for both large and small propane tanks during the fourth quarter as customers continue to increase usage of these products. We expect Xact® to make an increasingly significant contribution to our revenue growth on a going forward basis,” he concluded.

Jim Fitzhenry, President of Schmitt Industries, added, “Our sales level for the quarter reflects the positive impact of new products and sales initiatives for both our SBS balancer and SMS measurement business segments. Our focus remains on new product development, ramping up production to meet demand for our products, particularly our Xact® tank monitoring systems and increasing profitability.” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, global financial concerns, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to meet production requirements for new products, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Jeffrey T Siegal, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2012	May 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$2,776,817	$2,760,506
Accounts receivable, net	2,493,889	1,831,811
Inventories	3,975,600	4,146,408
Prepaid expenses	186,489	166,779
Income taxes receivable	7,780	—

	9,440,575	8,905,504

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,723,273	1,582,936
Furniture, fixtures and equipment	1,247,720	1,199,143
Vehicles	121,835	129,330

	3,391,828	3,210,409
Less accumulated depreciation	(2,019,692)	(1,876,234)

	1,372,136	1,334,175

Other assets
Intangible assets, net	1,213,204	1,349,583

TOTAL ASSETS	$12,025,915	$11,589,262

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$770,586	$841,416
Accrued commissions	335,104	308,396
Accrued payroll liabilities	142,665	116,129
Other accrued liabilities	286,319	163,940
Income taxes payable	—	2,073

Total current liabilities	1,534,674	1,431,954

Long-term liabilities	7,500	—
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 and 2,895,635 shares issued and outstanding at May 31, 2012 and 2011, respectively	10,279,636	9,943,910
Accumulated other comprehensive loss	(313,295)	(226,581)
Retained earnings	517,400	439,979

Total stockholders’ equity	10,483,741	10,157,308

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,025,915	$11,589,262

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2012 AND 2011

(UNAUDITED)

	Year Ended May 31,		Three Months Ended May 31,
	2012	2011	2012	2011
Net sales	$14,437,022	$11,492,859	$4,332,815	$3,253,824
Cost of sales	8,094,386	5,887,207	2,704,584	1,485,275

Gross profit	6,342,636	5,605,652	1,628,231	1,768,549

Operating expenses:
General, administration and sales	5,967,359	5,297,083	1,485,823	1,619,275
Research and development	317,993	504,251	120,295	83,777

Total operating expenses	6,285,352	5,801,334	1,606,118	1,703,052

Operating income (loss)	57,284	(195,682)	22,113	65,497
Other income (expense)	37,260	(8,042)	4,229	(4,070)

Income (loss) before income taxes	94,544	(203,724)	26,342	61,427
Provision for income taxes	17,123	1,659	20,394	3,237

Net income (loss)	$77,421	$(205,383)	$5,948	$58,190

Net income (loss) per common share, basic	$0.03	$(0.07)	$0.00	$0.02

Weighted average number of common shares, basic	2,930,314	2,895,042	2,989,615	2,895,635

Net income (loss) per common share, diluted	$0.03	$(0.07)	$0.00	$0.02

Weighted average number of common shares, diluted	2,944,081	2,895,042	3,002,806	2,970,572